Exhibit 10.22

GENON ENERGY, INC.
INCENTIVE BONUS PLAN

ARTICLE I
PURPOSE OF THE PLAN
This plan is known as the GenOn Energy, Inc. Incentive Bonus Plan (the “Plan”) and shall be effective as of October 11, 2017 (the “Effective Date”), which is the date of the Plan’s adoption by the Board. The purpose of the Plan is to enable GenOn Energy, Inc. (the “Company”) and its Subsidiaries (as defined below) to better align the interests of the Company and participating employees and independent contractors by providing such participating employees and independent contractors with an opportunity to receive additional compensation as outlined below. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Amended Joint Chapter 11 Plan of Reorganization of GenOn Energy, Inc. and its Debtor Affiliates filed at Docket No. 782 (the “Plan of Reorganization”) as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto.
ARTICLE II

DEFINITIONS
For purposes of the Plan, the following terms shall have the meanings set forth below:
2.1        “Additional Marketed Assets” means any assets (other than Marketed Assets) that are formally marketed (including asset-specific marketing materials and asset-specific outreach to potential purchasers) as part of the Sales Process.
2.2        “Aggregate Sales Proceeds” means the aggregate amount of Sales Proceeds received in connection with any Sale of the Company and any and all Approved Sales, in each case, net of any taxes, fees, and other expenses incurred in connection with any Approved Sale or Sale of the Company.
2.3        “Approved Sale” means any anticipated sale of assets or equity interests of the Company to a third party, in each case, for which definitive documentation has been entered into during the Sales Process, excluding a Sale of the Company.
2.4        “Asset Sale Bonus Pool” means, as applicable, with respect to any applicable Measurement Date, 0.425% of the aggregate total combined value of (a) the Aggregate Sale Proceeds of Approved Sales received on such Measurement Date and/or (b) the net proceeds of any reverse breakup fee received by the Company on such Measurement Date in connection with the termination of a contract the consummation of the transactions thereunder would constitute any Approved Sale and/or (c) in connection with the Board’s cancellation or termination of any a contract the consummation of the transactions thereunder would constitute Approved Sale in a circumstance where (i) the Company is required to pay a break-up fee and (ii) the reorganized Board’s primary reason for terminating such Approved Sale is a material change in market conditions, an amount equal to the reorganized Board’s reasonable and good-faith determination of the Aggregate Sale Proceeds that would have been received on any and all applicable Measurement Dates associated with such Approved Sale had such Approved Sale not been terminated; provided that if a Bonus Amount is paid in respect of an asset or equity interest pursuant to this clause (c), no further Bonus Amounts shall be paid in respect of such asset or equity interest.
2.5        “Board” means the independent Governance Committee of the Board of Directors of the Company or, after Emergence, the Board of Directors of the reorganized Company.

2.6        “Bonus Amount” means, with respect to any given Measurement Date, the amount payable to a Participant under the Plan, as of such Measurement Date, which shall be determined by dividing the applicable Bonus Pool for such Measurement Date by the total number of Bonus Units outstanding on such Measurement Date for such Bonus Pool, and then by multiplying such value by the number of Bonus Units held by such individual Participant on such date; provided that in no event shall more than sixty percent (60%) of any Bonus Pool be allocated to Bonus Units held by the Chief Executive Officer and any amount not paid as a result of this proviso shall be removed from the Bonus Pool.
2.7        “Bonus Pool” means, as applicable, each Asset Sale Bonus Pool, the Sale Bonus Pool and the Value Creation Bonus Pool.
2.8        “Bonus Unit” means a non-voting unit of measurement, which entitles a Participant to receive a payment in cash equal to a portion of the applicable Bonus Pool in accordance with the terms of the Plan.
2.9         “Cause” shall have the same meaning as “Cause” as set forth in any employment agreement or severance agreement between the Company and the Participant and, if no such agreement exists, means the occurrence of any of the following events: (a) the Participant’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation other than driving under the influence) under any state or federal law; (b) the Participant’s willful and continued failure to substantially perform his or her essential job functions after receipt of written notice from the Company; (c) an act of fraud or willful and material misconduct with respect, in each case, to the Company, by the Participant; (d) a material breach of any applicable restrictive covenants (including non-compete, non-solicitation of employees or customers, non-disparagement, confidentiality, assignment of inventions, or other material restrictive covenants) applicable to the Participant; or (e) a willful and material violation of a material policy of the Company.
2.10     “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other official guidance promulgated thereunder.
2.11    “Company” shall have the meaning set forth in ARTICLE I hereof.
2.12    “Daily Market AEV” means, with respect to any Trading Day, the product of (a) the volume-weighted average price of the New Common Stock on such Trading Day and (b) the number of shares of New Common Stock outstanding at the close of such Trading Day.
2.13    “Effective Date” shall have the meaning set forth in ARTICLE I hereof.
2.14    “Emergence” means the Company’s emergence from Chapter 11 bankruptcy proceedings.
2.15    “Fair Market Value” means (a) with respect to Sales Proceeds received prior to Emergence, the fair market value of any property or securities as determined in good faith and in consultation with the GenOn Steering Committee by the Board as in effect before Emergence, and (b) with respect to Sales Proceeds received post-Emergence, the fair market value of any property or securities as determined in good faith by the reorganized board.
2.16    “Good Reason” shall have the same meaning as “Good Reason” as set forth in any employment agreement or severance agreement between the Company and the Participant and, if no such agreement exists, means, unless otherwise agreed to in writing by the Participant, (a) any diminution or adverse change in the Participant’s title(s); (b) a material change in the Participant’s reporting relationship within the Company; (c) a material diminution in the Participant’s authority, responsibilities or duties or material interference with the Participant’s carrying out his duties; (d) the assignment of duties inconsistent with the Participant’s position or status with the Company as of the date hereof; (e) a relocation of the Participant’s primary place of employment to a location more than 50 miles further from the Participant’s primary residence than the current location of the Company’s offices; or (f) any other material breach of the terms of this Plan or any other material written agreement that breach is not cured within 30 days after the Participant’s delivery of a written notice of such breach to the Company. In order to invoke a termination for Good Reason, the Participant must provide written notice to the Company within 15 days of becoming aware of such event, the Company must fail to cure such event within 30 days of such notice and the Participant must terminate his employment, if at all, within 30 days of the expiration of such cure period of any event of Good Reason.
2.17    “Market AEV” means an amount equal to the volume-weighted average of the Daily Market AEV, taken over the ninety (90) Trading Days following the effective date of the Plan of Reorganization (the “VWAP Period”). In calculating the Market AEV (appropriately adjusted in the case of a stock split or similar event), the Daily Market AEV shall be adjusted (y) to include the value of any distributions, other than distributions of New Common Stock, received by Holders of GenOn Notes Claims under the Plan of Reorganization (i) on the effective date of the Plan of Reorganization or (ii) during the VWAP Period, and (z) in connection with any Approved Sale that is consummated during the VWAP Period, to add the signed difference between (A) the amount of any Sales Proceeds actually received on account of such Approved Sale and (B) the contracted purchase price in the applicable asset purchase agreement or other definitive documentation for such Approved Sale. The adjustment described in clause (y)(ii) shall be made only for the period beginning on the distribution date of the distribution referred to in clause (y), and the adjustment described in clause (z) shall be made only for each Trading Day during the VWAP Period on which the information in clause (z)(B) was publicly available but the information in clause (z)(A) was not.
2.18    “Marketed Assets” means the following assets of the Company marketed as part of the Sales Process: (a) Hunterstown CCGT, (b) Canal Units 1 and 2, (c) Choctaw and (d) Bowline.
2.19    “Measurement Date” means, (a) with respect to an “Asset Sale Bonus Pool” or a “Sale Bonus Pool”, (i) each date on which the Company receives Sales Proceeds and/or proceeds of any reverse breakup fee, (ii) each date on which the Company pays a breakup fee or (ii) the date on which a contract the consummation of the transactions thereunder would constitute an Approved Sale or Sale of the Company has been terminated and the Board has determined that (A) no break fee is payable by the Company and (B) the Company is not entitled to a reverse break fee and (b) with respect to the Value Creation Bonus Pool, the last day of the VWAP Period.
2.20    “New Common Stock” means the shares of common stock in Reorganized GenOn to be issued and distributed as set forth in the Plan of Reorganization.
2.21    “Participant” means any employee of, independent contractor of, or other person affiliated with the Company or its Subsidiaries who is selected to participate in the Plan in accordance with ARTICLE IV hereof.
2.22    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
2.23    “Plan” shall have the meaning set forth in ARTICLE I hereof.
2.24    “Sale Bonus Pool” means with respect to any applicable Measurement Date, 0.425% of the aggregate total combined value of (a) the Sale Proceeds received on such Measurement Date in respect of a Sale of the Company and/or (b) the net proceeds of any reverse breakup fee received by the Company on such Measurement Date in connection with the termination of a contract the consummation of the transactions thereunder would constitute a Sale of the Company and/or (c) in connection with the Board’s cancellation or termination of a contract the consummation of the transactions thereunder would constitute a Sale of the Company in a circumstance where (i) the Company is required to pay a break-up fee and (ii) the reorganized Board’s primary reason for terminating such Sale of the Company is a material change in market conditions, an amount equal to the reorganized Board’s reasonable and good-faith determination of the Sale Proceeds that would have been received on any and all applicable Measurement Dates associated with such Sale of the Company had such Sale of the Company not been terminated; provided that if a Bonus Amount is paid in respect of the termination of a contract, the consummation of the transactions thereunder would constitute a Sale of the Company, pursuant to this clause (c), no further Bonus Amounts shall be paid in respect of any future potential or completed Sale of the Company.
2.25    “Sale of the Company” means a sale (or a series of related sales, taken in the aggregate) (a) of fifty percent (50%) or more of the common stock of the Company or New Common Stock or (b) of all or substantially all of the assets of the Company, in either case, to a third party and for which definitive documentation has been entered into during the Sales Process.
2.26    “Sales Proceeds” means the value of the proceeds received on a Measurement Date by the Company in connection with the consummation of any Approved Sale or Sale of the Company, as applicable. Sales Proceeds shall include the assumption of funded debt and proceeds received in any form, with the value of any non-cash proceeds being equal to the Fair Market Value of such proceeds, net of any taxes, fees, and other related expenses; provided that the assumption of liabilities (other than funded debt) shall not constitute Sales Proceeds.
2.27    “Sales Process” means the process pursuant to which the Company is exploring potential third-party asset sales, as set forth in the Debtors’ Motion for Entry of an Order (I) Approving Marketing Process Procedures, (II) Authorizing the Debtors to Pay the Fees and Expenses of the Note Holder, and (III) Granting Related Relief, filed at Docket No. 686, including, without limitation, (a) the sale of assets already covered by such motion, and (b) a sale of all or substantially all of the assets of the Company.
2.28     “Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
2.29    “Threshold Plan Recovery” means an amount equal to 68 percent (68%) of the amount of Allowed GenOn Notes Claims as of the effective date of the Plan of Reorganization.
2.30    “Trading Day” means any date on which major stock exchanges, including, without limitation, the New York Stock Exchange, are open for business.
2.31    “Value Creation Bonus Pool” means an aggregate amount based of the excess, if any, of the Market AEV over Threshold Plan Recovery (“Value Creation”) as follows:

Amount of Value Creation within each Tier	Percentage
Tier 1: $0 to $100 million	0.5%
Tier 2: $100 million to $200 million	1.25% (plus Tier 1 payout)
Tier 3: $200 million to $318.7 million	2.0% (plus Tier 1 and Tier 2 payout)
Tier 4: Above $318.7 million	2.75% (plus Tier 1, Tier 2, and Tier 3 payout)

ARTICLE III

ADMINISTRATION
3.1        General. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to (a) select Participants, (b) determine the number of Bonus Units granted to Participants under the Plan, (c) adjust the terms and conditions applicable to any Bonus Unit, (d) determine the conditions and restrictions, if any, subject to which payments hereunder will be made, (e) determine whether the conditions and restrictions applicable to any payment have been met, (f) interpret the Plan, and (g) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Board on all matters relating to the Plan shall be in the Board’s sole discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.1 hereof. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. Determinations made by the Board under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.
3.2        Plan Expenses. The expenses of the Plan shall be borne by the Company.
3.3        Unfunded Arrangement. Except as otherwise set forth herein, the Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Bonus Amount under the Plan, and rights to the payment of such Bonus Amounts shall be no greater than the rights of the Company’s general unsecured creditors.
3.4        Delegation. The Board may, to the extent permissible by law, delegate any of its authority hereunder to such Persons as it deems appropriate.
ARTICLE IV

PARTICIPATION AND PAYMENT
4.1        Participation. Participation in the Plan shall be limited to those Participants selected by the Board from time to time.
4.2        Grant of Bonus Units. The Board, in consultation with the GenOn Steering Committee, shall determine the Participants to whom Bonus Units are granted under the Plan. There shall be no limit to the number of Bonus Units that may be granted under the Plan by the Board, and no Participant who is granted Bonus Units under the Plan shall have any right to protection from any dilution resulting from Bonus Units granted to other Participants under the Plan at any time. The Board may impose such vesting or other restrictions on the Bonus Units granted under the Plan as it determines in its sole discretion and may revoke all or any portion of an award of Bonus Units; provided that all Bonus Units will be forfeited by a Participant upon such Participant’s termination of employment or other service at any time and by the Company for Cause or by the Participant without Good Reason; provided further that for purposes of calculating any “Bonus Amount” for any other Participant, any Participant’s Bonus Units, whether vested or unvested, shall continue to be included in the total number of Bonus Units outstanding as of any Measurement Date after any termination or resignation of such Participant’s employment.
4.3        Determination of Bonus Pool.
(a)    Asset Sale Bonus Pool. The amount of the Asset Sale Bonus Pool and each Participant’s Bonus Amount shall be determined by the Board as soon as practicable following each Measurement Date, as applicable, relating to an Approved Sale.

(b)    Sale Bonus Pool. The amount of the Sale Bonus Pool and each Participant’s Bonus Amount shall be determined by the Board as soon as practicable following each Measurement Date, as applicable, relating to a Sale of the Company.
(c)    Value Creation Bonus Pool. The amount of the Value Creation Bonus Pool and each Participant’s Bonus Amount shall be determined by the Board as soon as practicable following the applicable Measurement Date.
4.4        Employment Requirement. Subject to Section 4.5, payment of any Bonus Amount to a Participant under the Plan shall be conditioned upon such Participant’s continued employment with the Company through the date on which the Bonus Amount becomes payable.
4.5         Termination by Company without Cause or by the Participant with Good Reason. In the event that a Participant is terminated by the Company for a reason other than Cause or the Participant resigns with Good Reason, in either case, before payment of any applicable Bonus Amount herein, such Participant shall be entitled to receive, in accordance with Section 4.6(c) hereof:
(a)    a Bonus Amount from the Value Creation Bonus Pool based on the amount of Bonus Units issued to the Participant from the Value Creation Bonus Pool that are vested as of the Participant’s termination or resignation of employment,
(b)    a Bonus Amount from the Asset Sale Bonus Pool based on the amount of Bonus Units issued to the Participant that are vested as of the Participant’s termination or resignation of employment for the following: (i) for any Approved Sale to the extent involving (1) a sale of the Marketed Assets or (2) a sale of the Additional Marketed Assets, in each case, within 6 months after the earlier of (A) the date of such Participant’s termination or resignation and (B) the effective date of the Plan of Reorganization; and (ii) for any Approved Sale constituting any sale of assets of the Company not described in the foregoing clause (i), entered into within 60 days after the earlier of (A) the date of such Participant’s termination and (B) the effective date of the Plan of Reorganization; and
(c)    a Bonus Amount from the Sale Bonus Pool based on the amount of Bonus Units issued to the Participant that are vested as of the Participant’s termination or resignation of employment for any Sale of the Company, in each case, within 6 months after the earlier of (A) the date of such Participant’s termination or resignation and (B) the effective date of the Plan of Reorganization.
4.6         Payment Timing and Form of Bonus Amount.
(a)    Payment of Bonus Amount from Asset Sale Bonus Pool. Subject to the provisions of Section 4.4 and 4.5 hereof and the satisfaction of any vesting condition imposed by the Board with respect to the Bonus Units at the time of grant, all Bonus Amounts from the Asset Sale Bonus Pool that become payable hereunder shall be paid to Participants as follows:

(i)
For any Approved Sale for which definitive documentation is entered into during calendar year 2017 (a “2017 Asset Sale”), the Company will pay to the Participant the applicable Bonus Amount from the Asset Sale Bonus Pool in a single, cash lump-sum within thirty (30) days following each Measurement Date, as applicable; provided that if such payment for any 2017 Asset Sale is not reasonably expected to be made by March 14, 2018, the Company will pay to the Participant, via payroll, as a taxable advance of compensation, the Company’s reasonable good-faith estimate of the Bonus Amount that will become payable to the Participant on the Measurement Date associated with such Approved Sale (i.e., assuming such 2017 Asset Sale actually closes) (the “2017 Advance Amount”), net of any required withholdings or deductions (the “2017 Net Advance Amount”), no sooner than January 2, 2018 and no later than March 14, 2018.

(ii)
For any Approved Sale for which definitive documentation is entered into during calendar year 2018 (a “2018 Asset Sale”) the Company will pay to the Participant the applicable Bonus Amount from the Asset Sale Bonus Pool in a single, cash lump-sum within thirty (30) days following each

Measurement Date, as applicable; provided that if such payment is not reasonably expected to be made by March 14, 2019, the Company will pay to the Participant via payroll, as a taxable advance of compensation, the Company’s reasonable good-faith estimate of the Bonus Amount that will become payable to the Participant on the Measurement Date associated with such Approved Sale (i.e., assuming such 2018 Asset Sale actually closes) (the “2018 Advance Amount”), net of any required withholdings or deductions (the “2018 Net Advance Amount”), no sooner than January 2, 2019 and no later than March 14, 2019.

(iii)
For any Approved Sale for which definitive documentation is entered into during calendar year 2019 (a “2019 Asset Sale”) the Company will pay to the Participant the applicable Bonus Amount from the Asset Sale Bonus Pool in a single, cash lump-sum within thirty (30) days following each Measurement Date, as applicable; provided that if such payment is not reasonably expected to be made by March 14, 2020, the Company will pay to the Participant via payroll, as a taxable advance to current compensation, the Company’s reasonable good-faith estimate of the Bonus Amount that will become payable to the Participant on the Measurement Date associated with such Approved Sale (i.e., assuming such 2019 Asset Sale actually closes) (the “2019 Advance Amount”), net of any required withholdings or deductions (the “2019 Net Advance Amount”), no sooner than January 2, 2020 and no later than March 14, 2020.

(iv)
As a condition to a Participant’s right to receive any 2017 Advance Amounts, 2018 Advance Amounts or 2019 Advance Amounts, the Participant will, to the extent not previously executed, execute documentation instructing the Company to deposit the full 2017 Net Advance Amounts, 2018 Net Advance Amounts and 2019 Net Advance Amounts into an escrow account or trust established by the Company for Participants in the Plan that is exempt from the claims of the Company’s and the Participants’ creditors (the “Trust”). The 2017 Advance Amounts, 2018 Advance Amounts and/or 2019 Advance Amounts will, as applicable, be released from the Trust and delivered to the Participant or the Company, as applicable, in accordance with the provisions of Section 4.7 of this Plan.

(v)
Notwithstanding anything to the contrary contained within this Section 4.6(a), any payment of Bonus Amounts that would otherwise be made in respect to unvested Bonus Units from the Asset Sale Bonus Pool will be held and paid in a single, cash lump-sum within thirty (30) days following the applicable vesting date only if and when such Bonus Units have vested.

(b)    Payment of Bonus Amount from Value Creation Bonus Pool. Subject to the provisions of Section 4.4 and 4.5 hereof and the satisfaction of any vesting condition imposed by the Board with respect to the Bonus Units at the time of grant, all Bonus Amounts from the Value Creation Bonus Pool that become payable hereunder shall be paid to Participants in a single, cash lump sum payment as soon as practicable following, but in no event later than thirty (30) days following the last day of the VWAP Period. Any payment of Bonus Amounts that would otherwise be made in respect to unvested Bonus Units from the Value Creation Bonus Pool will be held and paid in a single, cash lump-sum within thirty (30) days following the applicable vesting date only if and when such Bonus Units have vested.
(c)    Payment of Bonus Amount from Sale Bonus Pool. Subject to the provisions of Section 4.4 and 4.5 hereof and the satisfaction of any vesting condition imposed by the Board with respect to the Bonus Units at the time of grant, all Bonus Amounts from the Sale Bonus Pool that become payable hereunder shall be paid to Participants as follows:

(i)
For any Sale of the Company for which definitive documentation is entered into during calendar year 2017 (a “2017 Company Sale”) the Company will pay to the Participant the applicable Bonus Amount from the Sale Bonus Pool in a single, cash lump-sum within thirty (30) days following the Measurement Date; provided that if such payment is not reasonably expected to be made by March 14, 2018, the Company will pay to the Participant via payroll, as a taxable advance of compensation, the Company’s reasonable good-faith estimate of the Bonus Amount associated with net proceeds of any reverse breakup fee that would be received by the Company on such Measurement Date in connection with the termination of a contract the consummation of the transactions thereunder would constitute of a Sale of the Company (i.e., assuming such 2017 Company Sale terminates with the Company receiving payment of a reverse breakup fee) (the “2017 Advance Breakup Fee”), net of any required withholdings or deductions (the “2017 Net Advance Breakup Fee”), no sooner than January 2, 2018 and no later than March 14, 2018.

(ii)
For any Sale of the Company for which definitive documentation is entered into during calendar year 2018 (a “2018 Company Sale”) the Company will pay to the Participant the applicable Bonus Amount from the Sale Bonus Pool in a single, cash lump-sum within thirty (30) days following the Measurement Date; provided that if such payment is not reasonably expected to be made by March 14, 2019, the Company will pay to the Participant via payroll, as a taxable advance of compensation, the Company’s reasonable good-faith estimate of the Bonus Amount associated with net proceeds of any reverse breakup fee that would be received by the Company on such Measurement Date in connection with the termination of a contract the consummation of the transactions thereunder would constitute of a Sale of the Company (i.e., assuming such 2018 Company Sale terminates with the Company receiving payment of a reverse breakup fee) (the “2018 Advance Breakup Fee”), net of any required withholdings or deductions (the “2018 Net Advance Breakup Fee”), no sooner than January 2, 2019 and no later than March 14, 2019.

(iii)
For any Sale of the Company for which definitive documentation is entered into during calendar year 2019 (a “2019 Company Sale”) the Company will pay to the Participant the applicable Bonus Amount from the Sale Bonus Pool in a single, cash lump-sum within thirty (30) days following each Measurement Date; provided that if such payment is not reasonably expected to be made by March 14, 2019, the Company will pay to the Participant via payroll, as a taxable advance of compensation, the Company’s reasonable good-faith estimate of the Bonus Amount associated with net proceeds of any reverse breakup fee that would be received by the Company on such Measurement Date in connection with the termination of a contract the consummation of the transactions thereunder would constitute a Sale of the Company (i.e., assuming such 2019 Company Sale terminates with the Company receiving payment of a reverse breakup fee) (the “2019 Advance Breakup Fee”), net of any required withholdings or deductions (the “2019 Net Advance Breakup Fee”), no sooner than January 2, 2020 and no later than March 14, 2020.

(iv)
As a condition to a Participant’s right to receive any 2017 Advance Breakup Fee, 2018 Advance Breakup Fee or 2019 Advance Breakup Fee, the Participant will, to the extent not previously executed, execute documentation instructing the Company to deposit the full 2017 Net Advance Breakup Fee, 2018 Net Advance Breakup Fee and 2019 Net Advance Breakup Fee into the Trust. The 2017 Advance Breakup Fee, 2018 Advance Breakup Fee and/or 2019 Advance Breakup Fee will, as applicable, be released from the Trust and delivered to the Participant or the Company, as applicable, in accordance with the provisions of Section 4.7 of this Plan.

(v)
In addition to the amounts payable by the Company pursuant to Sections 4.6(c)(i) - (iv) with respect to any Sale Bonus Pool, the Company will pay all Bonus Amounts in excess of any 2017, 2018 or 2019 Advance Breakup Fees, as applicable, from the Sale Bonus Pool payable with respect to a Sale of the Company in a single, cash lump-sum within thirty (30) days following each Measurement Date applicable to a Sale of the Company. Notwithstanding anything to the contrary within this Section 4.6(c), any payment of Bonus Amounts that would otherwise be made in respect to unvested Bonus Units from the Sale Bonus Pool will be held and paid in a single, cash lump-sum within thirty (30) days following the applicable vesting date only if and when such Bonus Units have vested.

(d)    General. Upon acceptance of payment of any Bonus Amount payable to a Participant under the Plan, such Participant shall be deemed to have (i) accepted all aspects of the calculation of the applicable Bonus Pool and applicable Bonus Amount, and (ii) unconditionally released and discharged the Company and any and all of the Company’s parent companies, partners, Subsidiaries, affiliates, successors and assigns and any and all of its and their past and/or present officers, directors, partners, agents, employees and representatives from any and all claims in connection with, or in any manner related to or arising under, the Plan with respect to such Bonus Amount, including the determination of such Bonus Amount and any other matter associated therewith.
4.7    Certain Matters Related to Advance Amounts
(a)    Release from Trust. In the event that any Bonus Amount associated with any Approved Sale or Sale of the Company, in each case for which a 2017, 2018 or 2019 Net Advance Amount or 2017, 2018 or 2019 Net Advance Breakup Fee (each referred to herein as the “Net Advance Amount”) was deposited into the Trust in accordance with Section 4.6(a) or 4.6(c) of the Plan, is calculated by the Company as of the applicable Measurement Date to be equal to or more than the applicable 2017, 2018 or 2019 Advance Amount or the 2017, 2018 or 2019 Advance Breakup Fee (each referred to herein as the “Advance Amount”), (i) the Net Advance Amount will be released to the Participant within 10 days following the Measurement Date and (ii) the Company will pay to the Participant, within 10 days following the Measurement Date, the excess, if any, of the Bonus Amount over the Advance Amount value of the portion of the Bonus Amount that was underpaid (if any), less any required withholdings.
(b)    Clawback from Executive. In the event that any Bonus Amount associated with any Approved Sale or Sale of the Company, in each case for which a Net Advance Amount was deposited into the Trust in accordance with Section 4.6(a) or 4.6(c) of the Plan, is calculated by the Company as of the applicable Measurement Date to be less than the applicable Advance Amount, the Company will be entitled to claw back a portion of the Advance Amount from the Trust and/or the Participant as follows:

(i)
If the Measurement Date associated with an Approved Sale or Sale of the Company occurs in the same calendar year as the date on which the applicable Net Advance Amount was deposited into the Trust, the Company will be entitled to claw back from the Trust the excess of the Net Advance Amount over the after-tax portion of the Bonus Amount as actually calculated (such excess as determined by the Company with such determination conclusive and binding on the Participant) within 10 days following the Measurement Date. The remaining Net Advance Amount, if any, associated with the applicable Approved Sale or Sale of the Company will be released from the Trust to the Participant on the 10th day following the End Date. Any such recoupment will be considered to be a rescission of the applicable payment and the Company will be entitled to recoup all employment and income taxes withheld and remitted to governmental agencies in connection with such payment.

(ii)
If the Measurement Date associated with any Approved Sale or Sale of the Company occurs in a calendar year following the calendar year in which the applicable Net Advance Amount was deposited into the Trust, the Company will be entitled to claw back from the Trust the excess of the Net Advance Amount over the after-tax portion of the Bonus Amount as actually calculated (such excess as determined by the Company with such determination conclusive and binding on the Participant), within 10 days following the Measurement Date. The remaining Net Advance Amount, if any, associated with the applicable Approved Sale or Sale of the Company will be released from the Trust to the Participant on the 10th day following the Measurement Date. In addition, within 10 days following the date on which the Participant files a tax return for any year in which a deduction is available for any excess taxes paid in respect of any Bonus Amount, the Participant will pay the Company an amount equal to the tax savings realized by the Participant from any such deduction.

ARTICLE V

MISCELLANEOUS
5.1        Nontransferability. No rights to receive payment under the Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of a right to receive payment under the Plan contrary to this Section 5.1 hereof shall be void. In case of an attempted transfer by a Participant of a right to receive payment pursuant to the Plan contrary to this Section 5.1 hereof, the Board may in its sole discretion terminate such right.

5.2        Rights of Participants. Nothing in the Plan shall interfere with or limit in any way any right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with the Company or any of its Subsidiaries for any period of time or to continue such Participant’s present (or any other) rate of compensation. No employee of the Company and/or its Subsidiaries shall have a right to be selected as a Participant.
5.3        Withholding Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any amount due and payable by the Company to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such Participant under the Plan.
5.4        Amendment and Termination of the Plan. The Board may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Bonus Units granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant.
5.5        Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.
5.6        Titles and Headings. The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.
5.7        Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board member shall be entitled to the indemnification rights set forth in this Section 5.7 hereof only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board member undertakes to handle and defend it on such Board member’s own behalf.
5.8        Governing Law. The Plan shall be governed by the laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
5.9        Code Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.